Exhibit 99.1

NEWS RELEASE August 2, 2024

Tetra Tech Appoints John M. Douglas as New Board Member

Pasadena, California.  Tetra Tech, Inc. (NASDAQ: TTEK), a leading provider of high-end consulting and engineering services in water, environment, and sustainable infrastructure, announced today that the Board of Directors has appointed John M. Douglas as its newest Board Member. Mr. Douglas joins the Board effective September 30, 2024, and will serve on the Compensation and the Nominating and Corporate Governance Committees.

Mr. Douglas brings to Tetra Tech’s Board over 40 years of experience in global operations, leadership, strategy, and project management at public companies providing technology-enabled consulting services across a range of sectors. He most recently served as the Chief Executive Officer of RPS Group Plc, a UK-listed consultancy delivering high-end solutions in energy transformation, water, and program management, from 2017 to 2023. He also was a member of RPS Group’s board of directors.

From 2011 to 2016, Mr. Douglas served as Chief Executive Officer of Coffey International Limited, an Australian-listed consulting and engineering firm. Prior to joining Coffey, Mr. Douglas was Chief Executive Officer of Australian-listed Boral Australian Construction Materials from 2004 to 2010. He also held various leadership roles in management and planning at Boral from 1995 to 2004. He previously worked as a consultant at Boston Consulting Group from 1991 to 1995.

“Tetra Tech is pleased to welcome Mr. Douglas, who brings extraordinary experience in leading global public companies by embracing innovation and harnessing the power of technology,” said Dan Batrack, Tetra Tech Chairman and CEO. “His unique experience allows him to provide strategic insight as we address global priorities in the water, environment, and sustainable infrastructure markets.”

Mr. Douglas holds a Master of Business Administration from London Business School and a Bachelor of Civil Engineering from Adelaide University. He also attended the Advanced Management Program at Harvard Business School and studied law at the University of Sydney.

In coordination with the appointment of Mr. Douglas to the Company’s Board, Joanne M. Maguire will retire as a member of the Board, effective September 30, 2024, the first day of the Company’s new fiscal year.

Mr. Batrack said, “Tetra Tech thanks Ms. Maguire for her dedicated service to our Board and valuable contributions during a time of tremendous growth and record-breaking performance for the Company.”

About Tetra Tech

Tetra Tech is the leader in water, environment, and sustainable infrastructure, providing high-end consulting and engineering services for projects worldwide. With 28,000 employees working together, Tetra Tech provides clear solutions to complex problems by Leading with Science® to address the entire water cycle, protect and restore the environment, design sustainable and resilient infrastructure, and support the clean energy transition. For more information about Tetra Tech, please visit tetratech.com or follow us on LinkedIn and Facebook.

CONTACTS:

Jim Wu, Investor Relations

Charlie MacPherson, Media & Public Relations

(626) 470-2844

Any statements made in this release that are not based on historical fact are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Risk Factors" included in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.

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